Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTINOSE, INC.

OptiNose, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                      The name of the Corporation is OptiNose, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State was May 26, 2010 (the “Original Certificate”).  The Original Certificate was amended in its entirety pursuant to a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 4, 2010 (the “Restated Certificate”).  The Restated Certificate was amended pursuant to a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on November 18, 2011 (the “First Amendment”), and a Certificate of Amendment of Restated Certificate filed with the Secretary of State of the State of Delaware on April 1, 2014 (the “Second Amendment”).  The Restated Certificate, as amended by the First Amendment and Second Amendment, was further amended in its entirety pursuant to a Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2014 (the “Second Restated Certificate”).

2.                                      Pursuant to Sections 242 and 245 of the General Corporation Law, this Third Amended and Restated Certificate of Incorporation restates and integrates and further amends the Second Restated Certificate.

3.                                      The Third Amended and Restated Certificate of Incorporation of OptiNose, Inc., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) by the directors and stockholders of the Corporation.

4.                                      The Third Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

5.                                      This Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer on this 24th day of March, 2017.

OPTINOSE, INC.

By:	/s/ Peter Miller
Peter Miller
Chief Executive Officer

EXHIBIT A

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTINOSE, INC.

ARTICLE 1

The name of the corporation is OptiNose, Inc. (the “Corporation”).

ARTICLE 2

The Corporation’s registered office in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, City of Wilmington, County of New Castle, Delaware.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE 4

4.1.    Authorized Capital.  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 22,000,000, such shares being designated as follows: (i) 13,067,149 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 8,932,851 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

4.2.    Dividends.  If the Corporation shall declare, pay or set aside any dividends or other distributions on shares of any class or series of capital stock of the Corporation, such dividends (whether in the form of cash, securities or other assets of the Corporation) shall be distributed among the holders of the shares of Common Stock and the Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all of the Preferred Stock as if they had been converted to Common Stock pursuant to Section 4.7 immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

4.3.    Common Stock.

4.3.1.                  General.  Except as required by law or as provided in this Certificate, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

4.3.2.                  Voting.

(a)               Subject to the rights of any then outstanding Preferred Stock (including the rights of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock under Section 4.6 below), each holder of Common Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, including, subject to Section 4.5.2, the election of directors, and shall be entitled to one vote per share of Common Stock held by such holder.  There shall be no cumulative voting.  Except as provided by the first sentence of Section 242(b)(2) of the DGCL and subject to the rights of any then outstanding Preferred Stock (including the rights of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock under Section 4.6 below), the holders of Common Stock shall vote together with the holders of the Preferred Stock as a single class.  Except as otherwise provided herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon, and no vote of the holders of Common Stock, voting separately as a class, shall be required therefor, irrespective of the provisions of Section 242(b)(2) of the DGCL, as amended from time to time.

(b)               Except as otherwise required by the first sentence of Section 242(b)(2) of the DGCL, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of any class or series of Preferred Stock, and the holders of the respective class or series of Preferred Stock, separately as a class, shall be the only class or series of the Corporation’s capital stock entitled to vote on any such amendment.

4.3.3.                  Liquidation.  Subject to the rights and preferences applicable to the Preferred Stock outstanding at any time as hereinafter set forth, upon a Liquidity Event, the holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.  “Liquidity Event” shall mean a liquidation, dissolution or winding up or bankruptcy of the Corporation, whether voluntary or involuntary, and any of the events identified in Section 4.4.3.

4.4.    Preferred Stock.

4.4.1.                  Designation of Preferred Stock; Rank.

(a)               285,480 shares of Preferred Stock shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”).  The Series A Preferred Stock shall rank junior to the Series B Preferred Stock (as defined below), Series C Preferred Stock (as defined below), Series C-1 Preferred Stock (as defined below), Series C-2 Preferred Stock (as defined below) and Series D Preferred Stock (as defined below) and senior to the Common Stock as to liquidation preference and redemption rights.  The original issuance price of the Series A Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $18.85 per share (the “Series A Original Issue Price”).

(b)               35,680 shares of Preferred Stock shall be designated as Series B-1 Preferred Stock (the “Series B-1 Preferred Stock”) and 782,600 shares of Preferred Stock shall be designated as Series B-2 Preferred Stock (the “Series B-2 Preferred Stock,” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”).  The Series B Preferred Stock shall rank junior to the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock (as defined below) and Series D Preferred Stock (as defined below) and senior to the Series A Preferred Stock and Common Stock as to liquidation preference and senior to the Common Stock with respect to redemption.  The Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall have the same seniority, rights, privileges, qualifications, limitations and restrictions and shall be identical in all respects other than as described in the Corporation’s Certificate of Incorporation.  The original issuance price of the Series B-1 Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $18.85 per share (the “Series B-1 Original Issue Price”).  The original issuance price of the Series B-2 Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $18.86 per share (the “Series B-2 Original Issue Price”).

(c)                4,115,344 shares of Preferred Stock shall be designated as Series C Preferred Stock (the “Series C Preferred Stock”).  The Series C Preferred Stock shall rank senior to the Series B Preferred Stock, the Series A Preferred Stock and to the Common Stock as to liquidation preference and senior to the Common Stock with respect to redemption and shall rank pari passu to the Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock.  The original issuance price of the Series C Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $17.20 per share (the “Series C Original Issue Price”).

(d)               1,656,410 shares of Preferred Stock shall be designated as Series C-1 Preferred Stock (the “Series C-1 Preferred Stock”).  The Series C-1 Preferred Stock shall rank senior to the Series B Preferred Stock, the Series A Preferred Stock and to the Common Stock as to liquidation preference and senior to the Common Stock with respect to redemption and shall rank pari passu to the Series C Preferred Stock, the Series C-2 Preferred Stock and Series D Preferred Stock.  The original issuance price of the Series C-1 Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $21.13 per share (the “Series C-1 Original Issue Price”).

(e)                687,474 shares of Preferred Stock shall be designated as Series C-2 Preferred Stock (the “Series C-2 Preferred Stock”).  The Series C-2 Preferred Stock shall rank senior to the Series B Preferred Stock, Series A Preferred Stock and Common Stock as to liquidation preference and senior to the Common Stock with respect to redemption and shall rank pari passu to the Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock.  The original issuance price of the Series C-2 Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $28.40 per share (the “Series C-2 Original Issue Price”).

(f)                 1,369,863 shares of Preferred Stock shall be designated as Series D Preferred Stock (the “Series D Preferred Stock”).  The Series D Preferred Stock shall rank senior to the Series B Preferred Stock, Series A Preferred Stock and Common Stock as to liquidation preference and senior to the Common Stock with respect to redemption and shall rank pari passu to the Series C Preferred Stock, Series C-1 Preferred Stock, and Series C-2 Preferred Stock.  The original issuance price of the Series D Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event) shall be $32.85 per share (the “Series D Original Issue Price”).

4.4.2.                  Liquidation.

(a)               The holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, Series C-1 Preferred Stock, the Series C-2 Preferred Stock and the Series D Preferred Stock shall have preferential rights to the assets of the Corporation upon the occurrence of a Liquidity Event, as more fully set forth in this Section 4.4.2.  Upon a Liquidity Event, all of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes and series, whether such assets are capital, surplus or earnings (the “Available Assets”) are to be distributed in accordance with this Section 4.4.2.

(b)               Subject to Section 4.4.2(g), upon a Liquidity Event, before any distribution or payment is made to any holders of Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock in liquidation preference, the holder of each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock shall be entitled to be paid out of the Available Assets, an amount equal to the sum of (A) the Series C Original Issue Price, Series C-1 Original Issue Price, Series C-2 Original Issue Price or Series D Original Issue Price, respectively, plus (B) any declared but unpaid dividends on such share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock, respectively.  The amount due and payable under this Section 4.4.2(b) is referred to as the “Series C Standard Liquidation Preference,” “Series C-1 Standard Liquidation Preference,” “Series C-2 Standard Liquidation Preference” or “Series D Standard Liquidation Preference,” respectively.

(c)                Upon a Liquidity Event, after payment shall have been made to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, and Series D Preferred Stock of the full amounts to which they shall be entitled under Section 4.4.2(b) or Section 4.4.2(g), as applicable, and prior and in preference to any distribution or payment made to any holders of Series A Preferred Stock, Common Stock or any other class or series of capital stock of the Corporation designated to be junior to Series B Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to Series B-1 Preferred Stock with respect to liquidation preference, the holder of each share of (i) Series B-1 Preferred Stock shall be entitled to be paid out of the Available Assets, an amount equal to the sum of (A) the Series B-1 Original Issue Price plus (B) any declared but unpaid dividends on such share of Series B-1 Preferred Stock and (ii) Series B-2 Preferred Stock shall be entitled to be paid out of the Available Assets, an amount equal to the sum of (A) the Series B-2 Original Issue Price plus (B) any declared but unpaid dividends on such share of Series B-2 Preferred Stock.  The amounts due and payable under this Section 4.4.2(c) are referred to as the “Series B Liquidation Preference.”

(d)               Upon a Liquidity Event, after payment shall have been made to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock of the full amounts to which they shall be entitled under Section 4.4.2(b) or Section 4.4.2(g), as applicable, and to the holders of Series B Preferred Stock of the full amounts to which they shall be entitled under Section 4.4.2(c), respectively, and prior and in preference to any distribution or payment to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to Series A Preferred Stock in liquidation preference, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to Series A Preferred Stock with respect to liquidation preference, the holder of each share Series A Preferred Stock shall be entitled to receive, out of Available Assets, an amount equal to the sum of (A) the Series A Original Issue Price plus (B) any declared but unpaid dividends on such share of Series A Preferred Stock.  The amount due and payable under this Section 4.4.2(d) is referred to as the “Series A Liquidation Preference.”

(e)                If upon a Liquidity Event, the Available Assets shall be insufficient to permit the payment to the holders of Preferred Stock of the full preferential amounts to which they are entitled pursuant to Section 4.4.2(b) or Section 4.4.2(g), as applicable, Section 4.4.2(c) and Section 4.4.2(d), then, Available Assets shall be distributed as follows: (i) first, to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, pro rata in accordance with the full amounts to which they otherwise would be entitled under Section 4.4.2(b) or Section 4.4.2(g), as applicable; provided that, if the Available Assets shall be insufficient to permit the payment to the holders of Series D Preferred Stock, Series C-2 Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock of the full preferential amounts to which they are entitled pursuant to Section 4.4.2(b) or Section 4.4.2(g), as applicable, then the Available Assets shall be distributed to holders of Series D Preferred Stock, Series C-2 Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock in amounts equal to the Available Assets multiplied by the Series D Distribution Ratio, Series C-2 Distribution Ratio, Series C-1 Distribution Ratio and Series C Distribution Ratio (each as defined below), respectively; (ii) second, to the holders of Series B Preferred Stock, pro rata in accordance with the full amounts to which they otherwise would be entitled under Section 4.4.2(c); and (iii) third, to the holders of Series A Preferred Stock, pro rata in accordance with the full amounts to which they otherwise would be entitled under this Section 4.4.2(e).  The “Series D Distribution Ratio” shall mean a fraction, the numerator of which shall be the aggregate Series D Minimum Liquidation Preference (as defined below), and the denominator of which shall be the aggregate Series D Minimum Liquidation Preference (as defined below), plus the aggregate Series C-2 Minimum Liquidation Preference (as defined below), plus the aggregate

Series C-1 Minimum Liquidation Preference (as defined below), plus the aggregate Series C Minimum Liquidation Preference (as defined below).  The “Series C-2 Distribution Ratio” shall mean a fraction, the numerator of which shall be the aggregate Series C-2 Minimum Liquidation Preference, and the denominator of which shall be the aggregate Series D Minimum Liquidation Preference, plus the aggregate Series C-2 Minimum Liquidation Preference, plus the aggregate Series C-1 Minimum Liquidation Preference, plus the aggregate Series C Minimum Liquidation Preference.  The “Series C-1 Distribution Ratio” shall mean a fraction, the numerator of which shall be the aggregate Series C-1 Minimum Liquidation Preference, and the denominator of which shall be the aggregate Series D Minimum Liquidation Preference, plus the aggregate Series C-2 Minimum Liquidation Preference, plus the aggregate Series C-1 Minimum Liquidation Preference, plus the aggregate Series C Minimum Liquidation Preference.  The “Series C Distribution Ratio” shall mean a fraction, the numerator of which shall be the aggregate Series C Minimum Liquidation Preference, and the denominator of which shall be the aggregate Series D Minimum Liquidation Preference, plus the aggregate Series C-2 Minimum Liquidation Preference, plus the aggregate Series C-1 Minimum Liquidation Preference, plus the aggregate Series C Minimum Liquidation Preference.

(f)           After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, subject to Section 4.4.2(h), if applicable, the remaining Available Assets, if any, shall be distributed among the holders of the shares of Common Stock and the Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to Section 4.7 immediately prior to the Liquidity Event.

(g)                Notwithstanding anything to the contrary in this Section 4.4.2, if the Available Assets available for distribution or payment in connection with a Liquidity Event to the holder of each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock pursuant to Section 4.4.2(b) and Section 4.4.2(f), excluding and disregarding for purposes of this Section 4.4.2(g) any Available Assets that are subject to any Contingency pursuant to Section 4.4.6, would result in a distribution or payment in connection with such Liquidity Event to such holder that is less than an amount equal to (i) the Series C Original Issue Price, Series C-1 Original Issue Price, Series C-2 Original Issue Price or Series D Original Issue Price, respectively, plus (ii) eight percent (8%) per annum on such Series C Original Issue Price, Series C-1 Original Issue Price, Series C-2 Original Issue Price or Series D Original Issue Price, as applicable, accruing daily and compounded annually on each share of Series C Preferred Stock from the original issuance date with respect to such share of Series C Preferred Stock, on each share of Series C-1 Preferred Stock from the original issuance date with respect to such share of Series C-1 Preferred Stock, on each share of Series C-2 Preferred Stock from the original issuance date with respect to such share of Series C-2 Preferred Stock and on each share of Series D Preferred Stock from the original issuance date with respect to such share of Series D Preferred Stock  (such amount, the “Series C Minimum Liquidation Preference,” “Series C-1 Minimum Liquidation Preference,” “Series C-2 Minimum Liquidation Preference” or “Series D Minimum Liquidation Preference,” respectively), then, instead of receiving the Series C Standard Liquidation Preference, Series C-1 Standard Liquidation Preference, Series C-2 Standard Liquidation Preference or Series D Standard Liquidation Preference under Section

4.4.2(b), the holder of each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock shall be entitled to receive the sum of (A) the Series C Minimum Liquidation Preference, Series C-1 Minimum Liquidation Preference, Series C-2 Minimum Liquidation Preference or Series D Minimum Liquidation Preference, as applicable, and (B) any declared but unpaid dividends on such share of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock, respectively, in each case before any Available Assets are distributed and paid pursuant to Section 4.4.2(c), Section 4.4.2(d), Section 4.4.2(e) and Section 4.4.2(f).  The amount determined by subtracting the Series C Original Issue Price, Series C-1 Original Issue Price, Series C-2 Original Issue Price or Series D Original Issue Price, respectively, from the Series C Minimum Liquidation Preference, Series C-1 Minimum Liquidation Preference, Series C-2 Minimum Liquidation Preference or Series D Minimum Liquidation Preference, respectively, is referred to hereinafter as the “Series C Minimum Return,” “Series C-1 Minimum Return,” “Series C-2 Minimum Return,” or “Series D Minimum Return,” respectively.  The Series C Minimum Return, Series C-1 Minimum Return, Series C-2 Minimum Return and Series D Minimum Return are intended only to be payable as a component of the preferential distributions pursuant to Section 4.4.2(b) and this Section 4.4.2(g) if and only if the aggregate distributions to be received by each holder of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock pursuant to Section 4.4.2(b) and Section 4.4.2(f) would not equal or exceed the Series C Minimum Liquidation Preference, Series C-1 Minimum Liquidation Preference, Series C-2 Minimum Liquidation Preference or Series D Minimum Liquidation Preference, respectively.

(h)               In the event that (i) a part of the Available Assets upon a Liquidity Event is subject to a Contingency (as defined in Section 4.4.6) (such assets, the “Restricted Assets”), (ii) upon the final and unconditional release of any Restricted Assets from the Contingency (whether by way of release from escrow, payment of earn-out or satisfaction of condition or otherwise) (such assets, the “Released Restricted Assets”), the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock have received, as a result of the application of Section 4.4.6 and Section 4.4.2(g), a distribution and payment in excess of the Series C Standard Liquidation Preference, Series C-1 Standard Liquidation Preference, Series C-2 Standard Liquidation Preference and Series D Standard Liquidation Preference, as applicable, and (iii) the holders of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock would receive, after giving effect to this Section 4.4.2(h), pursuant to Section 4.4.2(b), Section 4.4.2(f), Section 4.4.2(g) and Section 4.4.6, distributions of Available Assets (including such Released Restricted Assets, but not including any Restricted Assets that remain subject to the Contingency) equal to or exceeding the Series C Standard Liquidation Preference, Series C-1 Standard Liquidation Preference, Series C-2 Standard Liquidation Preference and Series D Standard Liquidation Preference, as applicable, then, upon such final and unconditional release of such Released Restricted Assets from the Contingency, the distributions pursuant to Section 4.4.2(f) to the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock from such Released Restricted Assets shall be reduced by the amount of distributions to holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock pursuant to Section 4.4.2(g) and Section 4.4.6 in excess of the Series C Standard Liquidation Preference, Series C-1 Standard Liquidation Preference, Series C-2 Standard Liquidation Preference and Series D

Liquidation Preference, as applicable, which excess amount shall then be distributed among the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to Section 4.7 immediately prior to the Liquidity Event.  Notwithstanding anything to the contrary in this Section 4.4 and for purposes of clarification of the foregoing provisions of this Section 4.4.2(h), (x) if, upon the release of any Restricted Assets, all distributions of Available Assets to the holders of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock at or prior to such time have been made pursuant to Section 4.4.2(b) and Section 4.4.2(f) and not as a result of the application of Section 4.4.2(g), then the first sentence of this Section 4.4.2(h) shall not be applicable with respect to any release of Restricted Assets and such released Restricted Assets shall be distributed pursuant to Section 4.4.2(f) to the holders of the shares of Common Stock and the Preferred Stock pro rata on an as-converted basis, and (y) the application of this Section 4.4.2(h) shall in no circumstance result in the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock receiving a distribution from the Available Assets that is less than the distribution that the holders of Series C Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock would have received from such Available Assets if none of the Available Assets had been subject to a Contingency and had, instead, all been distributed simultaneously upon the Liquidity Event pursuant to this Section 4.4.2 (without application of Section 4.4.6).  Except as set forth in the first sentence of this Section 4.4.2(h), the rights of the holders of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock to participate, under Section 4.4.2(f), in the distribution of any additional proceeds or consideration which becomes payable to the stockholders of the Corporation upon release of the Contingency, shall not in any way be limited or reduced.

(i)                   Following conversion of shares of Preferred Stock into shares of Common Stock pursuant to Section 4.7, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any Liquidity Event, but shall share ratably in any distribution of the assets of the Corporation to all the holders of Common Stock.

4.4.3.                  Merger/Sale as Liquidation, etc.  Any (a) acquisition or exclusive license (or grant, sale or transfer of a license to all or a substantial part of the Corporation’s assets or intellectual property, or any combination of licenses having the same effect), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, exclusive license, or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, or (b) acquisition of the Corporation by another corporation or entity by consolidation, merger, share exchange or other reorganization or combination in which the shares of capital stock of the Corporation outstanding immediately prior to such transaction represent, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Corporation or other entity surviving such transaction, or (c) acquisition of the stock of the Corporation by a single person or entity or group of affiliated persons or entities (other than an acquisition of stock from the Corporation in a bona fide equity financing the purpose of which is solely to raise capital for general corporate purposes) which results in such person or entity or group holding securities representing more than fifty percent (50%) of the voting power of the Corporation, shall, unless the holders of (x) Preferred Stock representing a Preferred Supermajority and (y) a majority of the Series D Preferred Stock elect otherwise, be regarded as a Liquidity Event for purposes of Section 4.4.2 (provided that, for the purpose of this Subsection 4.4.3, all shares of Common Stock issuable upon exercise of in-the-money Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of in-the-money Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged).

4.4.4.                  Notice and Transaction Payment.  At least ten (10) business days prior to the consummation of a Liquidity Event, the Corporation shall provide the holders of the Preferred Stock and Common Stock written notice of such event.  Upon the consummation of the Liquidity Event, to the extent there are assets legally available therefor, the holders of Preferred Stock and Common Stock shall be entitled to receive from the Corporation, in exchange for, the redemption of or otherwise in consideration of such shares, prior to or concurrently with consideration from any such Liquidity Event being paid to the Corporation (if the consideration is to be received by the Corporation in an asset transaction), or by any third party to stockholders of the Corporation other than holders of Preferred Stock (if the consideration is to be received directly by such stockholders in a merger or stock purchase transaction), a total payment (the “Transaction Payment”) equal to the amount that the holders of shares of Preferred Stock and Common Stock would have received had the entire consideration in the transaction (with respect to a Liquidity Event involving a sale of all or substantially all of the assets of the Corporation, net of any liabilities of the Corporation not assumed or otherwise paid by the acquiring entity) been deemed Available Assets for distribution to the stockholders of the Corporation upon liquidation pursuant to Section 4.4.2.

4.4.5.                  Distributions Other Than Cash.  Whenever the distribution upon a Liquidity Event provided for in this Section 4.4 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation.  All distributions of property other than cash made hereunder shall be made in accordance with the liquidation amounts and preferences payable with respect to each such series and class.

4.4.6.                  Allocation of Escrow.  Notwithstanding anything to the contrary in this Section 4.4, upon a Liquidity Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to an earn-out, deferral or other contingencies (each such restriction, a “Contingency”), (a) any portion of such consideration that is not subject to the Contingency (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 4.4.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidity Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from the Contingency (whether by way of release from escrow, payment of earn-out or satisfaction of condition or otherwise) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 4.4.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction, the agreement or plan of merger, purchase or sale agreement, or other similar agreement pursuant to which such Liquidity Event is being effected shall provide for the foregoing.

4.5.    Voting.

4.5.1.                  Voting Rights.

(a)               Except as otherwise required by the first sentence of Section 242(b)(2) of the DGCL or as otherwise provided herein, holders of each series of Preferred Stock shall vote together with the Common Stock as a single class on all matters submitted to a vote of the stockholders of the Corporation (including by written consent), including, subject to Section 4.5.2, the election of directors.  Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings.  For each vote in which holders of Preferred Stock are entitled to participate together with the Common Stock, and each vote in which holders of one series of Preferred Stock participate together with one or more other series of Preferred Stock, each holder of Preferred Stock shall be entitled to that number of votes that is equal to the number of shares of Common Stock (including fractions of a share) into which such holder’s shares of Preferred Stock could be converted pursuant to the provisions of Section 4.7 hereof, as of the record date for the determination of those entitled to vote on such matter or matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

(b)               Except as otherwise required by the first sentence of Section 242(b)(2) of the DGCL, holders of Series A Preferred, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock, and/or the Series D Preferred Stock, and the holders of Common Stock, the Series B Preferred Stock, the Series C Preferred Stock,  the Series C-1 Preferred Stock, the Series C-2 Preferred Stock and/or the Series D Preferred Stock, as applicable, separately as a single class, shall be the only class(es) or series of the Corporation’s capital stock entitled to vote on any such amendment.

(c)                Except as otherwise required by the first sentence of Section 242(b)(2) of the DGCL, holders of Series B Preferred Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of the Common Stock, the Series A Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock and/or the Series D Preferred Stock, and the holders of Common Stock, the Series A Preferred Stock, Series C Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock and/or the Series D Preferred Stock, as applicable, separately as a single class, shall be the only class(es) or series of the Corporation’s capital stock entitled to vote on any such amendment.

4.5.2.                  Election of Directors.

(a)               The number of directors constituting the whole Board of Directors of the Corporation shall be fixed at ten (10) (or such smaller or larger number as may be authorized in compliance with Section 4.6).

(b)               For so long as there shall be outstanding any shares of Series C-1 Preferred Stock, the holders of the majority of the issued and outstanding shares of Series C-1 Preferred Stock voting together as a separate class, shall be entitled to elect two (2) individuals to the Corporation’s Board of Directors, and to remove from office such directors and to fill any vacancy caused by the death, resignation or removal of such directors (such directors to be referred to as the “Series C-1 Directors”).

(c)                For so long as there shall be outstanding any shares of Series C Preferred Stock, the holders of the majority of the issued and outstanding shares of Series C Preferred Stock voting together as a separate class shall be entitled to elect four (4) individuals to the Corporation’s Board of Directors, and to remove from office such directors and to fill any vacancy caused by the death, resignation or removal of such directors (such directors to be referred to as the “Series C Directors”).

(d)               For so long as there shall be outstanding any shares of Series B Preferred Stock, the holders of a majority of the issued and outstanding shares of Series B Preferred Stock voting together as a separate class, shall be entitled to elect one (1) individual to the Corporation’s Board of Directors, and to remove from office such director and to fill any vacancy caused by the death, resignation or removal of such director (such director to be referred to as the “Series B Director”).

(e)                For so long as there shall be outstanding any shares of Series A Preferred Stock, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one (1) individual to the Corporation’s Board of Directors, and to remove from office such director and to fill any vacancy caused by the death, resignation or removal of such director (such director to be referred to as the “Series A Director” and, together with the Series B Directors and the Series C Directors, the “Investor Directors”).

(f)                 The holders of a majority of the issued and outstanding shares of Common Stock, voting as a separate class, shall be entitled to elect one (1) individual to the Corporation’s Board of Directors, and to remove from office such director and to fill any vacancy caused by the death, resignation or removal of such director (such director to be referred to as the “Common Stock Director”).

(g)                The holders of a majority of the issued and outstanding shares of Preferred Stock (voting on an as-converted basis in accordance with Section 4.5.1 hereof) shall be entitled to elect one (1) director to the Corporation’s Board of Directors who shall be the then-serving Chief Executive Officer of the Corporation, and to remove from office such director and to fill any vacancies caused by the death, resignation or removal of such director.

4.6.    Separate Vote of Preferred Stock.

4.6.1.                  Separate Vote of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock.  For so long as any shares of Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or Series D Preferred Stock are outstanding, in addition to any other vote required by law or this Certificate, without first obtaining the written consent or affirmative vote of the holders of a majority of the outstanding Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, determined on an as-converted basis, voting together as a separate class, the Corporation will not, and, as applicable, the Corporation will not permit or cause its subsidiaries to, either directly or indirectly by amendment, merger, consolidation, reclassification, reorganization or in any other manner, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)               amend (including by way of merger or otherwise) or repeal or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws or other organizational documents of the Corporation or any of its subsidiaries;

(b)               authorize, create, reclassify or issue (including by way of merger or otherwise) (i) any class or series of capital stock of the Corporation or any of its subsidiaries or (ii) any securities, bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, capital stock of the Corporation or any of its subsidiaries, in each case whether by merger, consolidation or otherwise (other than equity securities granted pursuant to an Equity Incentive Plan approved by the Board of Directors from time to time for not more than 1,637,356 shares of Common Stock in the aggregate);

(c)                permit any subsidiary of the Corporation to issue any equity securities or securities convertible into equity securities other than to the Corporation);

(d)               declare or pay any cash or other dividend or make any other distribution on the equity capital of the Corporation or on the equity capital of any subsidiary other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Corporation to its equity holder;

(e)                any (i) liquidation, dissolution, winding-up or similar transaction of the Corporation or any of its subsidiaries, (ii) Liquidity Event, or (iii) sale, transfer, disposition, license or encumbrance of any asset of the Corporation or any of its subsidiaries valued in excess of $500,000;

(f)                 redeem, retire, purchase, or acquire, directly or indirectly, through subsidiaries or otherwise, any shares of capital stock (other than the repurchase of Common Stock at cost or fair market value upon termination of employment or service);

(g)                acquire (or permit or cause any of the Corporation’s subsidiaries to acquire), directly or indirectly, any properties, assets, or stock of any other company or entity valued in excess of $500,000, or make any expenditures in excess of $500,000 not included in the annual operating budget;

(h)               enter into (or permit or cause any of the Corporation’s subsidiaries to enter into) any agreement to incur indebtedness, or assume, guarantee, endorse or otherwise become, directly or indirectly, responsible the obligations of any other person, in each case in an aggregate amount in excess of $500,000, or pledge any assets of the Corporation or any of its subsidiaries in support of obligations in excess of such amount;

(i)                   enter into (or permit or cause any of the Corporation’s subsidiaries to enter into) any material joint venture, partnership, business alliance or similar arrangement, that has an aggregate value in excess of $500,000 in one transaction or series of transactions;

(j)                  make (or permit or cause any of the Corporation’s subsidiaries to make) any loan or advance to any person, including, without limitation, any employee or director of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(k)               change the strategic direction, or lines of business of the Corporation or any of its subsidiaries (including changes to the Corporation’s primary focus on the development of the sumatriptan and the fluticasone substances and the nasal delivery devices that are presently intended to deliver these substances);

(l)                   alter the size of the Corporation’s Board of Directors or the size of the board of directors of any of the Corporation’s subsidiaries;

(m)           make any alteration to the rights and preferences of the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series C-2 Preferred Stock or the Series D Preferred Stock;

(n)               make any changes in accounting methods or policies and any change in the Corporation’s auditors;

(o)               enter into any contract or agreement with any officer, director, stockholder, or employee of the Corporation, including, without limitation, any contract for the sale or repurchase of any of the Corporation’s or any of its subsidiaries’ capital stock, or rights, warrants, or options therefore (other than any contract or agreement entered into with such person on an arms-length basis);

(p)               establish (or permit or cause any of the Corporation’s subsidiaries to establish) or amend any material term of any severance or management equity program and or compensation and benefits for senior executives;

(q)               hire or remove, with or without cause, the Chief Executive Officer, the Chief Financial Officer or the Chief Scientific Officer of the Corporation or any of its subsidiaries, from time to time;

(r)                  sell, dispose, or grant (or permit or cause any of the Corporation’s subsidiaries to sell, dispose or grant) any rights to any rights to any intellectual property of the Corporation or the granting of any distribution rights thereto;

(s)                 grant an exclusive license or exclusive distribution rights to any of the Corporation’s or its subsidiaries’ material intellectual property rights;

(t)                  create or acquire (or permit or cause any of the Corporation’s subsidiaries to create or acquire) any subsidiary that is not, directly or indirectly, wholly-owned by the Corporation; or

(u)               agree to take any of the foregoing actions.

4.6.2.                  In addition to any other vote required by the first sentence of Section 242(b)(2) of the DGCL, or any other applicable provisions of law or of  this Certificate, without first obtaining the written consent or affirmative vote of the holders of the majority of the issued and outstanding shares of Series D Preferred Stock voting together as a separate class (the “Series D Majority”), the Corporation shall not, and, as applicable, the Corporation will not permit or cause its subsidiaries to, either directly or indirectly by amendment, merger, consolidation, reclassification, reorganization or in any other manner, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)               except in connection with a Liquidity Event or Drag-Along Sale (as defined in the Second Amended and Restated Shareholders’ Agreement, dated on or about March 24, 2017, among the Corporation and the stockholders party thereto, as amended from time to time (the “Shareholders’ Agreement”)) in which (in each case) (i) the Available Assets are distributed in accordance with this Certificate as in effect prior to such amendment or other action, (ii) such amendment, alteration or repeal is not effective until consummation of such Liquidity Event or Drag-Along Sale, and (iii) all holders of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock (or, in each case, Common Stock received upon conversion thereof) receive the same form of consideration with respect to such Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock (or, in each case, Common Stock received upon conversion thereof), amend, alter or repeal the powers, preferences or special rights of the Series D Preferred Stock in a manner that affects them adversely; it being understood that and acknowledged that an increase in the authorized capital stock of the Corporation (including the authorization and issuance of securities senior to existing preferred stock) shall not in and of itself be deemed to be an adverse amendment or alteration within the meaning of this Section 4.6.2;

(b)               increase or decrease the number of shares of Series D Preferred Stock authorized for issuance under the Corporation’s Certificate of Incorporation;

(c)                declare or pay any cash or other dividend or make any other distribution on the equity capital of the Corporation or on the equity capital of any subsidiary other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Corporation to its equity holders;

(d)               redeem, retire, purchase, or acquire, directly or indirectly, through subsidiaries or otherwise, any shares of capital stock (other than redemptions required by Section 4.8 and the repurchase of Common Stock from employees or consultants at cost or fair market value upon termination of employment or service);

(e)                enter into any (or amend any existing) contract, agreement or transaction with any affiliate of the Corporation, any stockholder of the Corporation, or any affiliate of such stockholder, including, without limitation, any contract for the sale or purchase of any of the Corporation’s or any of its subsidiaries’ capital stock, or rights, warrants, or options therefore (other than any contract, agreement or transaction (i) on commercially reasonable terms and approved by a majority of the directors of the Corporation that are not affiliated with the applicable stockholder or stockholder affiliate, or (ii)(A) with respect to customary director indemnification agreements, (B) with respect to any employee and director expense reimbursement in the ordinary course, (C) with respect to rights currently granted pursuant to or existing under (1) the Shareholders’ Agreement as in effect on the date of filing of this Certificate, (2) that certain Amended and Registration Rights Agreement, dated July 22, 2014 by and among the Corporation and the stockholders party thereto, (3) this Certificate, (4) those certain subscription agreements by and between the Corporation and the stockholders party thereto as in effect on the date of the filing of this Certificate of Incorporation, or (5) reimbursement of expenses pursuant to that certain Advisory Services Agreement by and between the Corporation and Avista Capital Holdings, LP, dated as of June 7, 2010, (D) for the purchase of equity or incurrence of debt with respect to which holders of Series D Shares are permitted to exercise preemptive rights pursuant to Section 3.4 of the Shareholders’ Agreement or are otherwise permitted to participate on the same terms as such affiliate, or (E) between the Corporation and an operating company in which a stockholder of the Corporation has an investment in the ordinary course and on commercially reasonable terms);

(f)                 on or prior to March 24, 2018, increase the number of award shares subject to issuance under any and all equity incentive plans of the Corporation above 1,637,356 shares of Common Stock in the aggregate, other than in connection with a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public and expected to result in the listing of the Corporation’s Common Stock on a nationally recognized stock exchange or securities market; or

(g)                agree to take any of the foregoing actions.

4.6.3.                  In addition to any other vote required by the first sentence of Section 242(b)(2) of the DGCL, or any similar provision hereinafter enacted in law or in this Certificate, without first obtaining the written consent or affirmative vote of the holders of the majority of the issued and outstanding shares of Series B Preferred Stock voting together as a separate class (the “Series B Majority”), except in connection with a Liquidity Event or Drag-Along Sale in which (in each case) the Available Assets are distributed in accordance with this Certificate as in effect prior to such amendment or other action, the Corporation shall not (by merger, consolidation, reorganization, recapitalization, reclassification or otherwise) amend the Corporation’s Certificate of Incorporation or take any other action (except as otherwise permitted or contemplated herein or in the Shareholders’ Agreement) so as to amend, alter or repeal the powers, preferences or special rights of the Series B Preferred Stock in a manner that affects them adversely and disproportionately (determined after considering and taking into account the relative rights and preferences of each of the classes and series of Corporation stock as compared to each other); it being understood that and acknowledged that an increase in the authorized capital stock of the Corporation (including the authorization and issuance of securities senior to existing preferred stock) shall not be deemed to be an adverse or disproportionate amendment or alteration within the meaning of this Section 4.6.3.

4.6.4.                  In addition to any other vote required by the first sentence of Section 242(b)(2) of the DGCL, or any similar provision hereinafter enacted in law or in this Certificate, without first obtaining the written consent or affirmative vote of the holders of the majority of the issued and outstanding shares of Series A Preferred Stock voting together as a separate class (the “Series A Majority”), except in connection with a Liquidity Event or Drag-Along Sale (as defined in the Shareholders’ Agreement) in which (in each case) the Available Assets are distributed in accordance with this Certificate as in effect prior to such amendment or other action, the Corporation shall not (by merger, consolidation, reorganization, recapitalization, reclassification or otherwise) amend the Corporation’s Certificate of Incorporation or take any other action (except as otherwise permitted or contemplated herein or in the Shareholders’ Agreement) so as to amend, alter or repeal the powers, preferences or special rights of the Series A Preferred Stock in a manner that affects them adversely and disproportionately (determined after considering and taking into account the relative rights and preferences of each of the classes and series of Corporation stock as compared to each other); it being understood that and acknowledged that an increase in the authorized capital stock of the Corporation (including the authorization and issuance of securities senior to existing preferred stock) shall not be deemed to be an adverse or disproportionate amendment or alteration within the meaning of this Section 4.6.4.

4.7.    Conversion.  The holders of Preferred Stock shall have the rights and be subject to the obligations set forth in this Section 4.7 with respect to the conversion of such shares into shares of Common Stock (the “Conversion Rights”).

4.7.1.                  Right to Convert.

(a)               Series A Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series A Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series A Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series A Preferred Stock shall be the Series A Conversion Price.  The initial Series A Conversion Price shall be the Series A Original Issue Price.  The Series A Conversion Price shall be subject to adjustment as hereinafter provided.

(b)         Series B-1 Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series B-1 Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series B-1 Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series B-1 Preferred Stock shall be the Series B-1 Conversion Price.

The initial Series B-1 Conversion Price shall be the Series B-1 Original Issue Price.  The Series B-1 Conversion Price shall be subject to adjustment as hereinafter provided.

(c)                Series B-2 Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series B-2 Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series B-2 Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series B-2 Preferred Stock shall be the Series B-2 Conversion Price.  The initial Series B-2 Conversion Price shall be the Series B-2 Original Issue Price.  The Series B-2 Conversion Price shall be subject to adjustment as hereinafter provided.

(d)               Series C Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series C Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series C Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series C Preferred Stock shall be the Series C Conversion Price.  The initial Series C Conversion Price shall be the Series C Original Issue Price.  The Series C Conversion Price shall be subject to adjustment as hereinafter provided.

(e)                Series C-1 Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series C-1 Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series C-1 Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series C-1 Preferred Stock shall be the Series C-1 Conversion Price.  The initial Series C-1 Conversion Price shall be the Series C-1 Original Issue Price.  The Series C-1 Conversion Price shall be subject to adjustment as hereinafter provided.

(f)                 Series C-2 Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series C-2 Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series C-2 Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series C-2 Preferred Stock shall be the Series C-2 Conversion Price.  The initial Series C-2 Conversion Price shall be the Series C-2 Original Issue Price.  The Series C-2 Conversion Price shall be subject to adjustment as hereinafter provided.

(g)                Series D Conversion Price.  The conversion price at which a share of Common Stock shall be deliverable upon conversion of a share of Series D Preferred Stock without the payment of any additional consideration by the holder thereof shall be referred to herein as the “Series D Conversion Price.”  As used herein, the “Applicable Conversion Price” with respect to the Series D Preferred Stock shall be the Series D Conversion Price.  The initial Series D Conversion Price shall be the Series D Original Issue Price.  The Series D Conversion Price shall be subject to adjustment as hereinafter provided.

(h)               Series A Preferred Stock Conversion.  Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series A Original Issue Price by (B) the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(i)             Series B-1 Preferred Stock Conversion.  Each share of Series B-1 Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B-1 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B-1 Original Issue Price by (B) the Series B-1 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(j)                  Series B-2 Preferred Stock Conversion.  Each share of Series B-2 Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series B-2 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B-2 Original Issue Price by (B) the Series B-2 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(k)               Series C Preferred Stock Conversion.  Each share of Series C Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C Original Issue Price by (B) the Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(l)                   Series C-1 Preferred Stock Conversion.  Each share of Series C-1 Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C-1 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C-1 Original Issue Price by (B) the Series C-1 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(m)           Series C-2 Preferred Stock Conversion.  Each share of Series C-2 Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series C-2 Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C-2 Original Issue Price by (B) the Series C-2 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(n)               Series D Preferred Stock Conversion.  Each share of Series D Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series D Original Issue Price by (B) the Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(o)               Termination of Conversion Right.  The right of conversion with respect to any shares of Preferred Stock which shall have been called for redemption under Section 4.8 hereof shall terminate at the close of business on the day fixed for redemption unless the Corporation shall default in the payment of the Series D Redemption Price, Series C-2 Redemption Price, Series C-1 Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A Redemption Price (each as defined in Section 4.8), as applicable, in which case, the right of conversion with respect to such shares shall continue unless and until such the Series D Redemption Price, Series C-2 Redemption Price, Series C-1 Redemption Price, Series C Redemption Price, Series B Redemption Price or Series A Redemption Price (each as defined in Section 4.8), as applicable, is paid in full.

4.7.2.                  Automatic Conversion.

(a)               Upon the occurrence of a Mandatory Conversion Event (as defined below), each share of Series A Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series A Original Issue Price by (B) the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(b)         Upon the occurrence of a Mandatory Conversion Event, each share of Series B-1 Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B-1 Original Issue Price by (B) the Series B-1 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(c)                Upon the occurrence of a Mandatory Conversion Event, each share of Series B-2 Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B-2 Original Issue Price by (B) the Series B-2 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(d)               Upon the occurrence of a Mandatory Conversion Event, each share of Series C Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C Original Issue Price by (B) the Series C Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(e)                Upon the occurrence of a Mandatory Conversion Event, each share of Series C-1 Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C-1 Original Issue Price by (B) the Series C-1 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(f)                 Upon the occurrence of a Mandatory Conversion Event, each share of Series C-2 Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C-2 Original Issue Price by (B) the Series C-2 Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(g)                Upon the occurrence of a Mandatory Conversion Event, each share of Series D Preferred Stock shall be converted, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series D Original Issue Price by (B) the Series D Conversion Price, determined as hereinafter provided, in effect at the time of conversion.

(h)               The occurrence of any of the following events shall be a “Mandatory Conversion Event”:

(i)                                     with respect to the mandatory conversion of the Preferred Stock, the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public and resulting in the listing of the Corporation’s Common Stock on a nationally recognized stock exchange or securities market; and

(ii)                                  with respect to the mandatory conversion of the Preferred Stock (other than the Series D Preferred Stock), the effective date of a written election of holders of Preferred Stock representing at least a Preferred Supermajority, and with respect to the mandatory conversion of the Series D Preferred Stock, the effective date of a written election of holders of the Series D Majority.

4.7.3.                  Mechanics of Automatic Conversions.  Upon the occurrence of a Mandatory Conversion Event, the Preferred Stock (including or excluding the Series D Preferred Stock, as applicable) shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of shares of Preferred Stock being converted shall be given written notice of the occurrence of the event specified in Section 4.7.2 triggering such conversion, including the date such event occurred (the “Mandatory Conversion Date”).  On the Mandatory Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holder thereof to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted.  Upon the automatic conversion of the Preferred Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares or a lost certificate affidavit and unsecured indemnity reasonably acceptable to the Corporation (“Lost Certificate Affidavit”) at the office of the Corporation or of its transfer agent.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing.  Upon surrender of such certificates (or Lost Certificate Affidavit) there shall be issued and delivered to such holder, or to such holder’s nominee or nominees promptly at such office, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  Upon the automatic conversion of the Preferred Stock, all shares of Preferred Stock being converted by any holder thereof shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional share of Common Stock shall be issued.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the Mandatory Conversion Date, as reasonably determined by the Board of Directors in good faith.

4.7.4.                  Mechanics of Optional Conversions.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor (or Lost Certificate Affidavit) at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder’s name or the name or names of the holder’s nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued.  On the date of conversion, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor (or Lost Certificate Affidavit), to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or by the holder’s attorney duly authorized in writing.  Upon the optional conversion of the Preferred Stock, all shares of Preferred Stock being converted by any holder thereof shall be aggregated for the purpose of determining the number of shares of Common Stock to which such holder shall be entitled, and no fractional share of Common Stock shall be issued.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on the date of conversion, as reasonably determined by the Board of Directors in good faith.  The Corporation shall, promptly after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Preferred Stock, or to the holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share.  Unless otherwise specified by the holder in the written notice of conversion, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

4.7.5.                  Adjustments to Conversion Price for Diluting Issues.

(a)               Special Definitions.  For purposes of this Certificate, the following definitions shall apply:

(i)                                     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.7.5(h) deemed to be issued) by the Corporation after the Series D Financing Date other than:

(A)                               shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(B)                               shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation under a stock purchase, restricted stock, stock option plan or other employee stock bonus arrangement in existence on the Series D Financing Date or thereafter approved by the Board of Directors, which majority includes the affirmative vote of a majority of the Investor Directors then in office, if any; and provided that such number of shares of Common Stock may be adjusted upward by the vote of a majority of the members of the Board of Directors of the Corporation, which majority includes the affirmative vote of a majority of the Investor Directors then in office, if any;

(C)                               shares of Series D Preferred Stock issued or issuable pursuant to the Series D Subscription Agreement (as defined below);

(D)                               shares of Common Stock issued to employees, officers, directors, consultants, customers or suppliers (including in connection with bona fide licensing, commercial or other strategic arrangements) of the Corporation or any subsidiary pursuant to employee benefit, incentive or similar plans or agreements or arrangements of the Corporation;

(E)                                shares of Common Stock issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction;

(F)                                 shares of Common Stock issued in a firm commitment underwritten public offering;

(G)                               shares of Common Stock issued as consideration for the acquisition of another corporation by merger or an acquisition by the Corporation of substantially all of the assets or other reorganization or to a joint venture agreement;

(H)                              shares of Common Stock issued as consideration for sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved; and

(ii)                                  “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(iii)                               “Preferred Supermajority” shall mean holders of at least seventy-five percent (75%) of the issued and outstanding shares of the Preferred Stock (other than the Series D Preferred Stock) voting together as a single class on an as-converted basis.

(iv)                              “Series D Financing Date” shall mean March 24, 2017.

(v)                                 “Series D Subscription Agreement” shall mean that certain Series D Subscription Agreement between the Corporation and the investors party thereto, dated as of March 24, 2017, and as amended from time to time.

(vi)                              “Convertible Securities” shall mean any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(b)               No Adjustment of Series A Conversion Price.  Except as set forth in Section 4.7.5(k), no adjustment in the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible shall be made, by adjustment in the Series A Conversion Price in respect of the issuance of Additional Shares of Common Stock, (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Section 4.7.5(j)) issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from the holders of at least a majority of the outstanding shares of Series A Preferred Stock voting together as a separate class that no such adjustment in the Series A Conversion Price shall be made.

(c)                No Adjustment of Series B-1 or B-2 Conversion Price.  Except as set forth in Section 4.7.5(k), no adjustment in the number of shares of Common Stock into which the shares of Series B Preferred Stock are convertible shall be made, by adjustment in the Series B-1 Conversion Price or Series B-2 Conversion Price in respect of the issuance of Additional Shares of Common Stock, (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Section 4.7.5(j)) issued or deemed to be issued by the Corporation is less than the Series B-1 Conversion Price or Series B-2 Conversion Price, respectively, in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from the holders of at least a majority of the outstanding shares of Series B Preferred Stock voting together as a separate class that no such adjustment in the Series B-1 Conversion Price and Series B-2 Conversion Price shall be made.

(d)               No Adjustment of Series C Conversion Price.  Except as set forth in Section 4.7.5(k), no adjustment in the number of shares of Common Stock into which the shares of Series C Preferred Stock are convertible shall be made, by adjustment in the Series C

Conversion Price in respect of the issuance of Additional Shares of Common Stock, (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Section 4.7.5(j)) issued or deemed to be issued by the Corporation is less than the Series C Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from a majority of the outstanding shares of Series C Preferred Stock voting together as a separate class that no such adjustment in the Series C Conversion Price shall be made.

(e)                No Adjustment of Series C-1 Conversion Price.  Except as set forth in Section 4.7.5(k), no adjustment in the number of shares of Common Stock into which the shares of Series C-1 Preferred Stock are convertible shall be made, by adjustment in the Series C-1 Conversion Price in respect of the issuance of Additional Shares of Common Stock, (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Section 4.7.5(j)) issued or deemed to be issued by the Corporation is less than the Series C-1 Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from a majority of the outstanding shares of Series C-1 Preferred Stock voting together as a separate class that no such adjustment in the Series C-1 Conversion Price shall be made.

(f)                 No Adjustment of Series C-2 Conversion Price.  Except as set forth in Section 4.7.5(k), no adjustment in the number of shares of Common Stock into which the shares of Series C-2 Preferred Stock are convertible shall be made, by adjustment in the Series C-2 Conversion Price in respect of the issuance of Additional Shares of Common Stock, (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Section 4.7.5(j)) issued or deemed to be issued by the Corporation is less than the Series C-2 Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from a majority of the outstanding shares of Series C-2 Preferred Stock voting together as a separate class that no such adjustment in the Series C-2 Conversion Price shall be made.

(g)                No Adjustment of Series D Conversion Price.  Except as set forth in Section 4.7.5(k), no adjustment in the number of shares of Common Stock into which the shares of Series D Preferred Stock are convertible shall be made, by adjustment in the Series D Conversion Price in respect of the issuance of Additional Shares of Common Stock, (a) unless the consideration per share for an Additional Share of Common Stock (determined pursuant to Section 4.7.5(j)) issued or deemed to be issued by the Corporation is less than the Series D Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock or (b) if prior to such issuance or within twenty (20) days thereafter the Corporation receives notice from a Series D Majority that no such adjustment in the Series D Conversion Price shall be made.

(h)               Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(i)                                     Options and Convertible Securities.  In the event the Corporation at any time or from time to time shall issue any Options or Convertible Securities (excluding for all purposes of this Section 4.7.5(h)(i) Options and Convertible Securities excluded from the definition of Additional Shares of Common Stock in Section 4.7.5(a)(i)(B)) then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)         no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)         if such Options or Convertible Securities by their terms provide, or are amended to provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)         upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price, computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

a.              in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

b.              in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the

Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.7.5(j)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4)         if the terms of any Option or Convertible Security (excluding Options or Convertible Securities excluded from the definition of Additional Shares of Common Stock by Section 4.7.5(a)(i)(B)), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Section 4.7.5(i) below (either because the consideration per share (determined pursuant to Section 4.7.5(j) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Financing Date), are revised after the Series D Financing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in this Section 4.7.5(h)(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective;

(5)         no readjustment pursuant to clause (2), (3) or (4) of this Section 4.7.5(h)(i) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(6)         if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section 4.7.5(h) as of the actual date of their issuance.

(ii)                                  Stock Dividends, Stock Distributions and Subdivisions.  In the event the Corporation at any time or from time to time shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(A)       in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(B)       in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend or distribution shall have been paid on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price, which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section 4.7.5(h) as of the time of actual payment of such dividend or distribution.

(i)                   Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event that at any time or from time to time, the Corporation shall issue Additional Shares of Common Stock after the Series D Financing Date (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 4.7.5(h)(i) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 4.7.5(h)(ii), which event is dealt with in Section 4.7.5(k)(i)), without consideration or for a consideration per share less than the Applicable Conversion Price then in effect on the date of and immediately prior to such issue, then and in such event, the Applicable Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, the Series C-2 Preferred Stock and the Series D Preferred Stock, in each to the extent that the per share consideration for the Additional Shares of Common Stock is less than the Applicable Conversion Price for any such series of Preferred Stock, shall be reduced, concurrently with such issue, to a price determined by multiplying such Applicable Conversion Price by a fraction, (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to such issue plus (B) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Applicable Conversion Price; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; it being understood that for the purpose of this Section 4.7.5(i), all shares of Common Stock issuable upon conversion, or exercise of the shares of Preferred Stock, warrants or Options outstanding immediately prior to such issue shall be deemed to be outstanding, and the number of shares of Common Stock deemed issuable upon conversion or exchange of such outstanding Convertible Securities and Options shall not give effect to any adjustments to the conversion or exchange price or conversion or exchange rate of such Convertible Securities and Options resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.  The Applicable Conversion Price shall not be reduced pursuant to this Section 4.7.5(i) at any time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(j)                  Determination of Consideration.  For purposes of this Section 4.7.5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i)                                     Cash and Property.  Such consideration shall:

(A)       insofar as it consists of cash, be computed as the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B)       insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) of this Section 4.7.5(j)(i), as determined in good faith by the Board of Directors.

(ii)                                  Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.7.5(h)(i), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(k)               Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock and Preferred Stock.

(i)                                     If the Corporation shall at any time or from time to time after the Series D Financing Date effect a subdivision of the outstanding Common Stock or combine the outstanding shares of any series of Preferred Stock, the Applicable Conversion Price then in effect immediately before that subdivision or combination shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Series D Financing Date combine the outstanding shares of Common Stock or effect a subdivision of the outstanding shares of a series of Preferred Stock, the Applicable Conversion Price then in effect immediately before the combination or subdivision shall be proportionately increased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)                                  In the event the Corporation at any time, or from time to time after the Series D Financing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Applicable Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(A)                               the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(B)                               the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7.6.                  Adjustment for Reclassification, Exchange, or Substitution.  In the event that at any time or from time to time the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by capital reorganization, reclassification, recapitalization or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the holder of any shares of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, recapitalization or other change by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, recapitalization or change, all subject to further adjustment as provided herein.

4.7.7.                  Adjustment for Merger, Consolidation or Sale of Assets.  In the event that at any time or from time to time there is (a) an acquisition or exclusive license of all or substantially all of the assets or intellectual property of the Corporation (or grant, sale or transfer of a license to all or a substantial part of the Corporation’s intellectual property, or any combination of licenses having the same effect), or (b) an acquisition of the Corporation by another corporation or entity by consolidation, merger, share exchange or other reorganization or combination in which the holders of the Corporation’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Corporation or other entity surviving such transaction, or (c) an acquisition of the stock of the Corporation by a single person or entity or group of affiliated persons or entities (other than an acquisition of stock from the Corporation in a bona fide equity financing the purpose of which is solely to raise capital for general corporate purposes) which results in such person or entity or group holding securities representing more than fifty percent (50%) of the voting power of the Corporation, and such transaction is not treated as a Liquidity Event under Section 4.4.3, each share of the Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled to receive upon such consolidation, merger or sale, at the time of such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors, including a majority of the Investor Directors) shall be made in the application of the provisions set forth in this Section 4.7 with respect to the rights and interest thereafter of the holders of shares of the Preferred Stock, to the end that the provisions set forth in this Section 4.7 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of the Preferred Stock.

4.7.8.                  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of any Applicable Conversion Price pursuant to this Section 4.7, as applicable, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) such adjustments and readjustments, (ii) all Applicable Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Preferred Stock held by such holder.

4.7.9.                  Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4.7.10.           Common Stock Reserved.  The Corporation shall reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of all of the Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Preferred Stock, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.7.11.           Certain Taxes.  The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of Preferred Stock.

4.7.12.           Closing of Books.  The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of such Preferred Stock or Common Stock.

4.7.13.           Validity of Shares.  The Corporation agrees that it will from time to time take all such actions as may be required to assure that all shares of Common Stock which may be issued upon conversion of Preferred Stock will, upon issuance, be legally and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

4.8.                            Redemption.

4.8.1.                  Election.  At the written election (the “Series C Election”) of the holders of a majority of the Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock, voting on a combined basis as a single class, made at any time after March 24, 2020, the Corporation shall call for redemption, and shall redeem out of funds lawfully available therefore all the outstanding shares of Preferred Stock (other than any shares of Series D Preferred Stock that the holder(s) of which has elected not to have redeemed hereunder) at a redemption price per share (in all cases, appropriately adjusted to take account of any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Preferred Stock) as follows:

(a)               with respect to the Series D Preferred Stock, equal to the sum of (A) the Series D Minimum Liquidation Preference plus (B) any declared but unpaid dividends on such share of Series D Preferred Stock (the “Series D Redemption Price”).  For avoidance of doubt, each holder of the Series D Preferred Stock may elect to, but shall not be required to, participate in the redemption of their shares of Series D Preferred Stock as set forth in this Section 4.8;

(b)               with respect to the Series C-2 Preferred Stock, equal to the sum of (A) the Series C-2 Minimum Liquidation Preference plus (B) any declared but unpaid dividends on such share of Series C-2 Preferred Stock (the “Series C-2 Redemption Price”);

(c)                with respect to the Series C-1 Preferred Stock, equal to the sum of (A) the Series C-1 Minimum Liquidation Preference plus (B) any declared but unpaid dividends on such share of Series C-1 Preferred Stock (the “Series C-1 Redemption Price”);

(d)               with respect to the Series C Preferred Stock, equal to the sum of (A) the Series C Minimum Liquidation Preference plus (B) any declared but unpaid dividends on such share of Series C Preferred Stock (the “Series C Redemption Price”);

(e)                with respect to the Series B Preferred Stock, equal to the Series B Liquidation Preference (the “Series B Redemption Price”); and

(f)                 with respect to the Series A Preferred Stock, equal to the Series A Liquidation Preference (the “Series A Redemption Price,” and with the Series D Redemption Price, the Series C-2 Redemption Price, the Series C-1 Redemption Price, the Series C Redemption Price and the Series B Redemption Price, the “Redemption Price”).

4.8.2.                  The Preferred Stock shall be redeemed on the date that is thirty (30) days following receipt by the Corporation of the Series C Election (the “Redemption Date”).

4.8.3.                  Notice of Redemption.  If a Series C Election is delivered to the Corporation, then, at least thirty (30) days prior to the Redemption Date, the Corporation shall provide written notice (the “Redemption Notice”) to all holders of Preferred Stock entitled to redemption under this Section 4.8.  Such Redemption Notice shall set forth (i) the date and place of redemption; (ii) the number of shares to be redeemed; and (iii) the applicable Redemption Price(s).  The Corporation shall credit against the number of shares of Preferred Stock required to be redeemed from the holder of such Preferred Stock, and shall not redeem, the number of shares of Preferred Stock called for redemption which have been converted by such holder on or before the Redemption Date.

4.8.4.                  Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price(s) for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

4.8.5.                  Procedures.  If, on or before the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after the Redemption Date, and all rights of holders of such shares so called for redemption shall forthwith, after the Redemption Date, cease and terminate with respect to such shares, excepting only the right to receive the applicable Redemption Price(s) to which they are entitled.  Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it.  In case the holders of Preferred Stock which shall have been called for redemption shall not, within three (3) years after the Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof.  Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any shares or otherwise shall be returned to the Corporation forthwith.

4.8.6.                  Defaults.  If the Corporation for any reason defaults on its obligation to redeem any of the shares of Preferred Stock in accordance with Section 4.8 on or prior to the applicable Redemption Dates specified therein, then, notwithstanding anything to the contrary contained in this Certificate, the Corporation may not incur any indebtedness (unless the proceeds of such incurrence of indebtedness are used to make all overdue redemptions) without the prior affirmative vote or written consent of the holders of (x) at least a Preferred Supermajority of the then-outstanding shares of Preferred Stock and (y) a Series D Majority, other than borrowings or reborrowings under then-outstanding lines of credit with institutional lenders and within then-existing credit limits, or under replacement line of credit facilities with institutional lenders with no greater credit limits, solely for the purposes of working capital.

4.8.7.                  Insufficient Funds.  If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are less than the aggregate Series D Minimum Liquidation Preference, plus the aggregate Series C-2 Minimum Liquidation Preference, plus the aggregate Series C-1 Minimum Liquidation Preference, plus the aggregate Series C Minimum Liquidation Preference, then the holders of Series D Preferred Stock shall receive an amount equal to the funds then legally available for redemption of shares of Preferred Stock multiplied by the Series D Distribution Ratio, the holders of Series C-2 Preferred Stock shall receive an amount equal to the funds then legally available for redemption of shares of Preferred Stock multiplied by the Series C-2 Distribution Ratio, the holders of Series C-1 Preferred Stock shall receive an amount equal to the funds then legally available for redemption of shares of Preferred Stock multiplied by the Series C-1 Distribution Ratio, and the holders of Series C Preferred Stock shall receive an amount equal to the funds then legally available for redemption of shares of Preferred Stock multiplied by the Series C Distribution Ratio.    At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used to redeem the remaining balance of any shares of Preferred Stock that were required to be redeemed at the Redemption Date.

4.8.8.                  Notice.  Within sixty (60) days of the date on which all then outstanding shares of Preferred Stock have been redeemed and payment in full of the applicable Redemption Price(s) has been made to the holders thereof (the “Redemption Completion Date”), the Corporation shall send written notice of the date of the occurrence thereof to all holders of then outstanding shares of Common Stock.

4.9.                            Preemptive Rights.  Other than as set forth in the Shareholders’ Agreement, the holders of Preferred Stock shall have no preemptive rights.

4.10.                     No Reissuance of Preferred Stock.  No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

4.11.                     Residual Rights.  All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

ARTICLE 5

5.1.                            Notices.  All notices to any party required or permitted to be sent pursuant to Article 5 hereof (“Notices”) shall be contained in a written instrument addressed to such party at such party’s address as it appears on the books of the Corporation or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by facsimile transmission showing confirmation of receipt, (b) on the earlier of (i) the day of delivery or (ii) three (3) business days after being duly sent by first class United States overnight express mail, postage prepaid and return receipt requested (other than in the case of Notices to or from any non-United States resident, which Notices must be sent in the manner specified in clause (a) or (c)), or (c) three (3) business days after being duly sent by DHL, Federal Express or other recognized express international courier service.

ARTICLE 6

The Corporation is to have perpetual existence.

ARTICLE 7

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is authorized to adopt, amend or repeal the Bylaws of the Corporation, except as otherwise specifically provided therein.

ARTICLE 8

8.1.                            Indemnification.  The Corporation shall indemnify and hold harmless each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.  In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.  The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise.  No amendment to or repeal of the provisions of this Article 8 shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

8.2.                            Limitation on Liability.  No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the DGCL, as the same exists or may hereafter be amended.  No amendment to or repeal of the provisions of this Article 8 shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

ARTICLE 9

9.1.                            No Impairment.  The Corporation shall not, by amendment of this Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment; provided that nothing herein shall prevent the Corporation from (i) seeking waivers pursuant to Sections 4.7.5(b), (c), (d), (e), (f) and (g) or (ii) amending the Corporation’s Certificate of Incorporation in accordance with Section 4.6.

ARTICLE 10

10.1.                     Corporate Opportunity.  The Corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Investor Business Opportunity.  An “Investor Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.  To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory, in each case, which could limit any Covered Person from pursuing or engaging in any Investor Business Opportunity.

ARTICLE 11

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 12

Subject to the voting rights of the holders of the Preferred Stock (including, but not limited to the rights contemplated by Section 4.6), the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Certificate and all rights conferred upon stockholders herein are granted subject to this reservation.